Exhibit 99.1

Ciber Reports Third Quarter 2015 Results

North America delivers 4% year-over-year revenue growth representing the fifth consecutive quarter of revenue growth for North America

GREENWOOD VILLAGE, Colo., Oct. 29, 2015 /PRNewswire/ -- Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the third quarter of 2015.

Financial Highlights

For the quarter ended September 30, 2015:

  Revenue of $192.6 million, down 1% in constant currency and 9% in U.S. dollars versus the prior year
  North America revenue of $110.0 million, up 4% versus the prior year
  Gross margin of 26.8%, up from 26.0% in the prior year and 26.1% in the prior quarter
  Operating income of $2.6 million, before amortization and restructuring charges of $1.0 million
  Net loss from continuing operations of $0.1 million, or $0.00 per share
  Operating cash flow from continuing operations improved to $5 million

Revenue of $192.6 million decreased 1% in constant currency and 9% in U.S. dollars, compared with last year's third quarter. The North America segment posted revenue of $110.0 million, up 4% from the year-ago third quarter and up 1% compared to the second quarter of 2015. Revenue in the International division was $82.8 million for the third quarter of 2015, down 6% in constant currency and 21% in U.S. dollars compared to the year-ago third quarter. Compared to the second quarter of 2015, International revenue was down 8% in constant currency and 7% in U.S. dollars.

Net income from continuing operations, before amortization and restructuring charges, for the third quarter of 2015 was $0.9 million, or $0.01 per share compared to a net loss of $1.9 million, or $(0.02) per share in the third quarter of 2014. GAAP net loss from continuing operations was $0.1 million in the quarter or $0.00 per share. GAAP operating margin was 0.8% and non-GAAP operating margin was 1.4% for the third quarter. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

President and Chief Executive Officer Michael Boustridge said, "Our third quarter results very clearly reflect both the costs and the benefits of our plans to be a leader in staffing, services and Software-as-a-Service (SaaS) delivery. We launched Ciber Momentum™, our first SaaS offering for application modernization; we strengthened our Talent Services offerings; and we added the leadership and sales talent that will enable us to maximize the market potential of these new products. We remain committed that we will achieve 6% to 8% operating margins, with investments, by the second half of 2016. Our recent progress in Ciber Momentum™ and Ciber Transformation Services™ reinforces our confidence in the achievability of these results."

Christian Mezger, Chief Financial Officer, commented, "We have delivered five consecutive quarters of year-over-year revenue growth in our North America segment, with sequential improvement in revenue and gross margin. International revenue, on a constant currency basis, was down year-over-year mainly due to a decline in the UK. Fluctuations in European currencies versus the US dollar continue to have a major impact on 2015 results."

Business Highlights

  Ciber signed a contract with a global leader in manufacturing to deliver a new implementation on SAP's next-generation platform over the next 15 months.  The global project will involve multiple customer and Ciber locations.
  Ciber signed a contract with Presbyterian Medical Services to deploy Oracle Cloud ERP, Cloud HCM and Taleo.  The project will create a modernized and integrated system across Presbyterian's enterprise, while reducing support costs by moving to the cloud.
  Ciber launched Ciber Momentum™, our first SaaS offering, in North America.
  Ciber invested $2 million in new product development, primarily supporting Ciber Momentum™ and Ciber Transformation Services™.

Stock Repurchase Program

Since the inception of the program, we have spent $1.7 million to repurchase shares under our publicly announced buyback plan.

Restructuring Program

On July 25, 2014, we approved a restructuring plan focused on the implementation of a go-to-market model, realigning the organization and improving our near and offshore delivery mix ("the 2014 Plan"). The 2014 Plan commenced in the third quarter of 2014 and was substantially completed in the third quarter of 2015. It is expected to impact approximately 280 people. We estimate the total amount of the restructuring charges for the 2014 Plan will be approximately $27 million, substantially all of which will be settled in cash. The total estimated restructuring expenses include approximately $20 million related to employee severance and related benefits and approximately $7 million related to professional fees, office closures and other expenses.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Michael Boustridge invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company's financial results.

The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 877-407-8293 (U.S.) or +1-201-689-8349 (outside the U.S.) ten minutes prior to the start of the call.

A replay of the call and webcast will be available one hour after the call ends through November 30, 2015. To access the telephone replay, dial 877-660-6853 (U.S.) or +1-201-612-7415 (outside the U.S.). The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: third quarter 2015 revenue change year-over-year adjusted for currency; third quarter 2015 year-to-date revenue change year-over-year adjusted for currency; third quarter 2015 sequential revenue change adjusted for currency; international third quarter 2015 revenue change year-over-year adjusted for currency; international third quarter 2015 year-to-date revenue change year-over-year adjusted for currency; international third quarter 2015 sequential revenue change adjusted for currency; third quarter 2015 operating income from continuing operations and operating margin adjusted for restructuring and amortization; second quarter 2015 operating income from continuing operations and operating margin adjusted for restructuring charges and amortization; third quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring charges and amortization; third quarter 2015 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges and amortization; second quarter 2015 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges and amortization; and third quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges and amortization. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as "anticipate," "believe," "could," "expect," "estimate," "intend," "may," "opportunity," "plan," "positioned," "potential," "project," "should," and "will" and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan, including new offerings, or our strategic plan proves to be less successful than anticipated; investments may not produce intended results; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement limits our operational and financial flexibility; our revenues, operating results and profitability may vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry is highly competitive, and we may not be able to compete effectively; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the "Risk Factors" heading in our most recent Form 10-K and Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a global IT consulting company with some 6,500 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

Contact:
Christian Mezger
Investor Relations
303-220-0100
cmezger@ciber.com

Kelly Butler
Media Relations
303-220-0100
kbutler@ciber.com

Ciber, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES
Consulting services	$180,490	$200,314	$558,790	$607,934
Other revenue	12,111	10,992	33,760	36,029
Total revenues	192,601	211,306	592,550	643,963

OPERATING EXPENSES
Cost of consulting services	133,705	150,414	418,121	457,525
Cost of other revenue	7,273	6,040	19,386	20,459
Selling, general and administrative	48,978	51,969	142,726	157,002
Amortization of intangible assets	55	65	162	132
Restructuring charges	1,002	21,244	1,738	22,650
Total operating expenses	191,013	229,732	582,133	657,768

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	1,588	(18,426)	10,417	(13,805)

Interest expense	(377)	(372)	(1,118)	(1,270)
Other expense, net	(5)	(1,522)	(383)	(1,612)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,206	(20,320)	8,916	(16,687)
Income tax expense	1,338	464	3,679	5,200

INCOME (LOSS) FROM CONTINUING OPERATIONS	(132)	(20,784)	5,237	(21,887)
Loss from discontinued operations, net of income tax	(200)	(47)	(258)	(477)

CONSOLIDATED NET INCOME (LOSS)	(332)	(20,831)	4,979	(22,364)
Net income (loss) attributable to noncontrolling interests	24	20	16	35

NET EARNINGS (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(356)	$(20,851)	$4,963	$(22,399)

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$—	$(0.27)	$0.07	$(0.28)
Discontinued operations	—	—	(0.01)	(0.01)
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.	$—	$(0.27)	$0.06	$(0.29)

Weighted average shares outstanding:
Basic	79,206	78,121	78,938	77,291
Diluted	79,206	78,121	79,725	77,291

Ciber, Inc. CONSOLIDATED BALANCE SHEETS (In thousands, except per share amounts) (Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$18,153	$45,858
Accounts receivable, net of allowances of $2,378 and $2,842, respectively	172,132	173,450
Prepaid expenses and other current assets	25,418	26,714
Total current assets	215,703	246,022

Property and equipment, net of accumulated depreciation of $43,317 and $46,871, respectively	18,648	14,115
Goodwill	259,308	267,587
Other assets	6,779	7,559

TOTAL ASSETS	$500,438	$535,283

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$607	$—
Accounts payable	25,977	32,926
Accrued compensation and related liabilities	31,692	59,012
Deferred revenue	13,858	17,475
Income taxes payable	454	573
Other accrued expenses and liabilities	33,563	50,932
Total current liabilities	106,151	160,918

Long-term debt	29,366	11,402
Deferred income taxes	30,459	28,422
Other long-term liabilities	10,021	8,465
Total liabilities	175,997	209,207

Commitments and contingencies (see Note 9)

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 79,399 and 78,728 shares issued, respectively	794	787
Treasury stock, at cost, 32 and 32 shares, respectively	(106)	(117)
Additional paid-in capital	367,022	360,419
Accumulated deficit	(15,841)	(18,348)
Accumulated other comprehensive loss	(28,022)	(17,243)
Total Ciber, Inc. shareholders' equity	323,847	325,498
Noncontrolling interests	594	578
Total equity	324,441	326,076

TOTAL LIABILITIES AND EQUITY	$500,438	$535,283

Ciber, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$4,979	$(22,364)
Adjustments to reconcile consolidated net income (loss) to net cash used in operating activities:
Loss from discontinued operations	258	477
Depreciation	4,115	4,178
Amortization of intangible assets	162	132
Deferred income tax expense	2,858	3,567
Provision for doubtful receivables	343	259
Share-based compensation expense	5,850	9,726
Amortization of debt costs	570	428
Other, net	912	1,581
Changes in operating assets and liabilities:
Accounts receivable	(4,770)	266
Other current and long-term assets	(3,834)	288
Accounts payable	(5,935)	(10,209)
Accrued compensation and related liabilities	(24,128)	(17,959)
Other current and long-term liabilities	(16,006)	8,053
Income taxes payable/refundable	2,735	(6,508)
Cash used in operating activities — continuing operations	(31,891)	(28,085)
Cash used in operating activities — discontinued operations	(512)	(481)
Cash used in operating activities	(32,403)	(28,566)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition	—	(845)
Purchases of property and equipment, net	(6,288)	(7,867)
Cash used in investing activities — continuing operations	(6,288)	(8,712)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	263,138	245,163
Payments on long-term debt	(244,476)	(232,062)
Employee stock purchases and options exercised	1,172	4,912
Purchase of shares for employee tax withholdings	(1,194)	(3,172)
Purchase of noncontrolling interest	(4,991)	—
Purchase of treasury stock	(1,665)	—
Cash provided by financing activities — continuing operations	11,984	14,841
Effect of foreign exchange rate changes on cash and cash equivalents	(998)	(1,029)
Net decrease in cash and cash equivalents	(27,705)	(23,466)
Cash and cash equivalents, beginning of period	45,858	44,483
Cash and cash equivalents, end of period	$18,153	$21,017

Ciber, Inc. SUMMARY SEGMENT DATA (Dollars in thousands) (Unaudited)
Summary Segment Analysis

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Revenues:
International	$82,837	$105,007	(21)%	$268,819	$329,818	(18)%
North America	110,031	106,300	4%	324,423	314,932	3%
Other	838	706	19%	2,459	1,927	28%
Total segment revenues	193,706	212,013	(9)%	595,701	646,677	(8)%
Inter-segment	(1,105)	(707)	n/m	(3,151)	(2,714)	n/m
Total revenues	$192,601	$211,306	(9)%	$592,550	$643,963	(8)%

Operating income (loss) from continuing operations:
International	$4,556	$1,822	150%	$16,194	$11,877	36%
North America	10,266	10,430	(2)%	30,649	28,011	9%
Other	48	79	(39)%	173	212	(18)%
Total segment operating income	14,870	12,331	21%	47,016	40,100	17%
Corporate expenses	(12,225)	(9,448)	(29)%	(34,699)	(31,123)	(11)%
Operating income from continuing operations before amortization and restructuring charges	2,645	2,883	(8)%	12,317	8,977	37%
Amortization of intangible assets	(55)	(65)	n/m	(162)	(132)	n/m
Restructuring charges	(1,002)	(21,244)	95%	(1,738)	(22,650)	92%
Total operating income (loss) from continuing operations	$1,588	$(18,426)	109%	$10,417	$(13,805)	176%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income (excluding Inter-segment, corporate expenses, amortization and restructuring)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
International	43%	50%	45%	51%
North America	57%	50%	55%	49%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	31%	15%	35%	30%
North America	69%	85%	65%	70%
Other	—%	—%	—%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins (excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating margin:
International	6%	2%	6%	4%
North America	9%	10%	9%	9%
Other	6%	11%	7%	11%
Total segment operating margin	8%	6%	8%	6%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended September 30, 2015 Comparison to Three Months Ended September 30, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(1.1)%	(7.8)%	(8.9)%

International	(5.5)%	(15.6)%	(21.1)%

	Three Months Ended September 30, 2015 Sequential Comparison to Three Months Ended June 30, 2015
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(2.9)%	0.2%	(2.7)%

International	(7.7)%	0.5%	(7.2)%

	Nine Months Ended September 30, 2015 Comparison to Nine Months Ended September 30, 2014
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	0.4%	(8.4)%	(8.0)%

International	(2.0)%	(16.5)%	(18.5)%

Adjusted Results of Operations

	Consolidated*
	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014		Three Months Ended June 30, 2015
	In millions	Margin	In millions	Margin	In millions	Margin
GAAP reported operating income (loss) from continuing operations	1.6	0.8%	$(18.4)	(8.7)%	$2.9	1.5%
Restructuring charges	1.0	0.5	21.2	10.1	0.7	0.3
Amortization of intangible assets	0.1	—	0.1	—	0.1	0.1
Operating income from continuing operations before restructuring charges, amortization and management transition costs	$2.6	1.4%	$2.9	1.4%	$3.7	1.9%

*Columns may not total due to rounding

	Consolidated*
	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014		Three Months Ended June 30, 2015
	In millions	Per Share	In millions	Per Share	In millions	Per Share
GAAP net income (loss) from continuing operations	(0.1)	$—	(20.8)	$(0.27)	$1.2	$0.01
Restructuring charges	1.0	0.01	21.2	0.27	0.7	0.01
Tax impact of restructuring charges	—	—	(2.4)	(0.03)	—	—
Amortization of intangibles	0.1	—	0.1	—	0.1	—
Net income from continuing operations before restructuring charges, amortization and management transition costs	$0.9	$0.01	$(1.9)	$(0.02)	$2.0	$0.02

*Columns may not total due to rounding

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